As filed with the Securities and Exchange Commission on October 4, 2000
                                                     Registration No. 333-43676

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           _________________________

                          PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           _________________________

                         THE FIRST AMERICAN CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          California                                          95-1068610
  (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                              1 First American Way
                        Santa Ana, California 92707-5913
                                 (714) 800-3000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


       Mark R Arnesen, Esq.                                 With Copy to:
            Secretary                                    Neil W. Rust, Esq.
      1 First American Way                                White & Case LLP
Santa Ana, California 92707-5913                        633 West Fifth Street
           (714) 800-3000                          Los Angeles, California 90071
(Name, Address, Including Zip Code, and Telephone          (213) 620-7700
Number, Including Area Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box: /   /
     ----
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / X /
                                             ----
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                        ---

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /   /
                       ----

     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /
                                ----



                         CALCULATION OF REGISTRATION FEE

=========================== ===================== ======================= ===================== =====================
  Title Of Each Class of                             Proposed Maximum        Proposed Maximum
     Securities To Be           Amount To Be        Offering Price Per       Aggregate Offering       Amount of
        Registered               Registered              Unit(1)                Price(1)           Registration Fee
--------------------------- --------------------- ----------------------- --------------------- ---------------------
       Senior Notes             $200,000,000               100%               $200,000,000            $52,800
=========================== ===================== ======================= ===================== =====================




(1)  Estimated  solely  for  purpose  of  calculating  the   registration   fee.
     Registration fee was previously paid.

================================================================================
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================




                Subject to completion, dated October 4, 2000.


PROSPECTUS


                  The                              [Logo of The
             First American                       First American
               Corporation                         Corporation]


                            ________________________

                                  $200,000,000
                                  Senior Notes
                            ________________________


     We intend to offer from time to time one or more series of notes, debentures or other types of senior unsecured debt securities known as senior notes. When we offer a particular series of senior notes, we will prepare a supplement to this prospectus with the particular terms of the series of senior notes to be offered.

     The senior notes are unsecured and will rank equally with our other unsecured senior indebtedness.

     We do not currently intend to apply for listing of the senior notes on any securities exchange or quotation system.

     We may offer the senior notes directly or through one or more underwriters, agents or dealers. Each prospectus supplement will provide the names of the underwriters, agents or dealers and the terms of the plan of distribution relating to the relevant series of senior notes.


                              ____________________

       You should read carefully the "Risk Factors" beginning on page 5 before deciding whether to invest in the senior notes.
                              ____________________




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information contained in this prospectus is not complete and may be changed. We may not sell these securties unti the registration statement filed wit the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to by thse securities in any state when the offer or sale is not permitted.

                     This prospectus is dated [_____], 2000.



                                TABLE OF CONTENTS

Prospectus Summary....................................................1

Risk Factors..........................................................5

Use Of Proceeds.......................................................6

Ratio of Earnings to Fixed Charges....................................6

Capitalization........................................................6

Description of the Senior Notes.......................................7

Where You Can Find More Information...................................12

Documents Incorporated by Reference...................................13

Special Note of Caution Regarding
   Forward-Looking Statements.........................................13

Plan of Distribution..................................................14

Legal Matters.........................................................15

Experts...............................................................15

                               PROSPECTUS SUMMARY

     The following summary does not contain all of the information that may be important to you. You should read this entire prospectus, each prospectus supplement, and the documents, financial statements and other information incorporated by reference in this prospectus and each supplement prior to making an investment decision with respect to the senior notes.

Our Company

     We are a leading provider of business information and related products and services. Our principal executive office is located at 1 First American Way, Santa Ana, California 92707-5913, and our telephone number is (714) 800-3000. You can visit our website at www.firstam.com.

     The following is a list of our business segments and the major products and services which we now offer through our subsidiaries:

Title Insurance & Services           Real Estate Information & Services         Consumer Information & Services
o  aircraft and vessel title         -mortgage information services             -consumer information
     insurance
                                      o  credit reporting and information        o  pre-employment screening
o  equity loan services                   management
                                                                                 o  resident screening
o  lender services                    o  default management services
                                                                                 o  specialized credit reporting
o  national/commercial title          o  field inspections
     insurance                                                                   o  sub-prime consumer information
                                      o  flood determination and compliance
o  residential title insurance                                                   o  vehicle information and
                                      o  mortgage document services                  insurance tracking
o  subdivision title insurance
                                      o  mortgage origination software systems
o  1031 tax-deferred exchange                                                   -consumer services
     services                         o  mortgage servicing software systems
                                                                                 o  banking services
o  title and escrow systems           o  residential and commercial real
                                          estate tax reporting                   o  consumer credit reports

                                      o  tax valuation services                  o  home comparable reports

                                                                                 o  home warranty
                                     -database information services
                                                                                 o  investment services
                                     o  appraisal and property valuation
                                                                                 o  property and casualty insurance
                                     o  database management services and
                                          document imaging                       o  trust services

                                     o  property information and map image
                                          products

                                     o  title plant and document imaging
                                          services



                                                     -1-

The Offering

Issuer..........................................The  First American Corporation,
                                                a  California  corporation.   We
                                                were formally known as The First
                                                American Financial Corporation.

Securities Offered..............................Senior notes.

Aggregate Principal Amount......................Up to $200,000,000.

Interest Payment Dates..........................To be determined.

Maturity Date...................................To be determined.

Redemption......................................To be determined.

Ranking.........................................The senior notes:

                                                o  are obligations which are not
                                                   secured by any of our assets;

                                                o  rank  in   right  of  payment
                                                   equally   with  all  of   our
                                                   current and future  unsecured
                                                   debt  that  is  not expressly
                                                   stated  to be junior in right
                                                   of  payment  to  the   senior
                                                   notes.  We  have  outstanding
                                                   $100,000,000  aggregate prin-
                                                   cipal  amount of 7.55% senior
                                                   debentures due 2028.

                                                o  rank   junior  in   right  of
                                                   payment  to  the  debt of our
                                                   subsidiaries.

Redemption......................................To be determined.

Use of Proceeds.................................The net  proceeds  from the sale of the senior notes will be used
                                                for  acquisitions   and  general
                                                corporate   purposes.  See   the
                                                heading    "Use   of   Proceeds"
                                                beginning on page 6.

Summary Historical Consolidated Financial Data

     The following table summarizes the audited consolidated financial data for our business for the five years ended December 31, 1999 and the unaudited consolidated financial data for our business for the six months ended June 30, 1999 and 2000. This table should be read in conjunction with our consolidated financial statements and notes thereto included in our annual report on form 10-K for the year ended December 31, 1999. All dollar amounts are in thousands, except per share data.


                                      -2-

                                                               Year Ended                                   Six Months
                                                              December 31                                  Ended June 30
                                                               (audited)                                    (unaudited)

                                       ----------- ----------- ----------- ----------- -----------    ------------ -----------

                                          1995        1996        1997        1998        1999           1999         2000
                                          ----        ----        ----        ----        ----           ----         ----
Income Statement Data:
Revenues:
Operating revenue.................     $1,270,179  $1,621,124  $1,932,905  $2,867,107  $2,936,196      $1,488,797  $1,396,081
Investment and other income.......         23,031      33,852      29,096      76,773      51,973          23,925      26,018
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
                                        1,293,210   1,654,976   1,962,001   2,943,880   2,988,169       1,512,722   1,422,099
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
Expenses:
Salaries and other personnel costs        452,057     558,933     682,452     945,513   1,034,772         515,015     513,263
Premiums retained by agents.......        420,567     518,547     563,137     773,030     871,036         438,780     392,595
Other operating expenses..........        274,669     340,988     437,676     633,417     678,856         332,606     335,149
Provision for title losses and other
   claims.........................         96,941      90,489      96,805     124,178     116,218          55,441      67,563
Depreciation and amortization.....         20,357      29,261      40,025      62,263      77,031          36,067      38,322
Premium Taxes.....................         13,627      16,676      17,238      21,335      22,897          11,296      10,922
Interest..........................          6,270       5,808      10,291      19,093      17,387           7,821      12,054
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
                                        1,284,488   1,560,702   1,847,624   2,578,829   2,818,197       1,397,026   1,369,868
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
Income before income taxes, minority
   interest and cumulative effect of
   a change in accounting principle         8,722      94,274     114,377     365,051     169,972         115,696      52,231
Income taxes......................          3,641      35,884      42,936     128,512      62,300          39,700      20,200
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
Income before minority interest and
   cumulative effect of a change in
   accounting principle...........          5,081      58,390      71,441     236,539     107,672          75,996      32,031
Minority interest.................          2,147       2,624       3,676      35,012      19,029          13,102       5,997
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
Income before cumulative effect of a
   change in accounting principle.          2,934      55,766      67,765     201,527      88,643          62,894      26,034
Cumulative effect of a change in
   accounting principle...........         -           -           -           -          (55,640)       (55,640)      -
                                       ----------- ----------- ----------- ----------- ------------ -- ----------- -----------
Net Income                               $  2,934    $ 55,766    $ 67,765    $201,527    $ 33,003        $  7,254    $ 26,034
                                       =========== =========== =========== =========== =========== == ============ ===========

Earnings per share:*
Basic:
Income before cumulative effect of a
   change in accounting principle.           0.05        0.98        1.19        3.35        1.37            0.98        0.41

Cumulative effect of a change in
   accounting principle...........                                                         (0.86)          (0.87)
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
   Net Income                                0.05        0.98        1.19        3.35         051          (0.11)        0.41
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------

Diluted:
Income before cumulative effect of a
   change in accounting principle.           0.05        0.98        1.16        3.21        1.34            0.95        0.40

Cumulative effect of a change in
   accounting principle...........                                                         (0.84)          (0.84)
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------
Net Income........................           0.05        0.98        1.16        3.21        0.50            0.11        0.40
                                       ----------- ----------- ----------- ----------- ----------- -- ------------ -----------

Balance Sheet Data:
Cash and invested assets..........       $377,424   $ 398,397   $ 441,679   $ 752,218    $734,556       $ 648,461    $654,749
Total assets......................       $907,252  $1,010,556  $1,220,377  $1,852,731  $2,116,414      $1,923,890  $2,114,450
Notes and contracts payable.......       $ 77,430    $ 72,761    $ 51,720    $143,466   $ 196,815       $ 141,235   $ 215,310
Guaranteed preferred beneficial
   interests in our junior
   subordinated deferrable interest
   debentures.....................         -           -        $ 100,000   $ 100,000   $ 100,000       $ 100,000   $ 100,000
Total stockholders' equity........      $ 338,659   $ 384,931   $ 442,783   $ 762,265   $ 815,991       $ 846,425   $ 814,806

Other Data:
Loss ratio........................           7.6%        5.6%        5.0%        4.3%        4.0%            3.7%        4.8%
Ratio of debt to total
   capitalization***..............          17.6%       15.2%        8.3%       13.0%       16.4%           11.9%       17.8%
Cash flow from operations.........       $ 30,004   $ 116,293   $ 117,447   $ 361,555   $ 173,219        $ 51,567    $ 47,548

EBITDA****........................       $ 46,829   $ 143,395   $ 178,255   $ 432,730   $ 212,618        $102,138    $107,532

                                                                        -3-


Capital Expenditures..............       $ 23,081   $  50,521   $  77,976   $ 160,526   $ 212,588         $116,956   $ 79,645

Ratio of EBITDA to interest.......           7.47       24.69       17.32       22.66       12.23            13.06       8.92


Depreciation and amortization.....       $ 20,357   $   29,261  $  40,025   $  62,263   $  77,031         $ 36,067   $ 38,322


* Based upon the weighted average number of common shares outstanding. On December 11, 1997, we declared a three-for-two stock split to shareholders of record on January 1, 1998. The shares commenced trading on a post-split basis on January 16, 1998. All per share data above reflects the stock split.

** After restatement for the adoption of statement of financial accounting standards No. 128, "Earnings per Share."

***  Capitalization   includes  minority   interests  and  junior   subordinated
     deferrable interest debentures.

**** EBITDA consists of operating income plus depreciation and amortization. We believe that EBITDA provides additional information for determining our ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

                                      -4-



                                  RISK FACTORS

     You should consider carefully the following risk factors as well as the other information contained in this prospectus and each prospectus supplement before making an investment in the senior notes.

As a holding company, we depend on distributions from our subsidiaries; if distributions from our subsidiaries are materially impaired, we may not be able to make payments on the senior notes

         We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to make payments on the senior notes, the senior debentures and our other debt is dependent on the ability of our subsidiaries to pay dividends or to advance or repay funds to us. If our operating subsidiaries are not be able to pay dividends or advance or repay funds to us, we may not be able to make payments to you.

         Our title insurance, property and casualty insurance, home warranty, thrift and investment subsidiaries must comply with state and federal laws which require them to maintain minimum amounts of working capital and reserves, and place restrictions on the amount of dividends that they can distribute to us. As of June 30, 2000, approximately 78% of our year-to-date revenues was derived from subsidiaries engaged in these regulated businesses. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us.

         Our subsidiaries which engage in insurance-related businesses must comply with additional regulations. These regulations may impede, or impose burdensome conditions on, rate increases or other actions that we might want to take to increase the revenues of our subsidiaries.

         Our status as a shareholder of our subsidiaries means that we will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we have a claim as a creditor. For example, we would be a creditor of a subsidiary if we make a loan to that subsidiary. As a result, the senior notes will effectively be junior to all existing and future liabilities and obligations of our subsidiaries and you should look only to the assets of our company for payments on the senior notes. As of June 30, 2000, our subsidiaries had liabilities and obligations of approximately $988.2 million to creditors other than us.

Our revenues may decline during periods when the demand for our products decreases

         Our revenues decrease as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations:

         o   When mortgage rates are high;

         o   When the mortgage fund supply is limited; and

         o   When the United States economy is weak.

         We believe that this trend will recur.


Because the senior notes will not be listed on an exchange, a public market may not develop

         The senior notes are a new issue of securities and there is no established trading market. Although we may list the senior notes on the New York Stock Exchange in the future, we cannot assure the liquidity of the trading market for the senior notes.


Current legal proceedings may have a material adverse affect on our financial condition or results of operations

         On May 19, 1999, the controller and insurance commissioner of the State of California filed a class action suit in the Sacramento state court. The action seeks to certify as a class of defendants all title and escrow companies doing business in California from 1970 to the present, including certain of our subsidiaries. The plaintiffs allege that the defendants:

     o failed to give unclaimed property to the State of California on a timely basis;

     o charged California home buyers and other escrow customers fees for services that were never performed or which cost less than the amount charged; and

     o devised and carried out schemes, known as earnings credits, with financial institutions to receive interest on escrow funds deposited by defendants with financial institutions in demand deposits.

         In February 2000, we entered into an administrative settlement with the California Department of Insurance, known as the DOI. The DOI released us from any further claim of liability as to our receipt of earnings credits or any alleged overcharges for miscellaneous escrow fee items, such as courier or wire service fees. The DOI further agreed to direct the California attorney general to dismiss the insurance commissioner as a plaintiff from the lawsuit. In the settlement with the DOI, we agreed to make a contribution to a consumer education fund and accept a new regulation in the form drafted by the DOI, whereby earnings credit programs will be authorized and regulated by the DOI and rate filings will be required for escrow fees.

         Subsequent to the filing of this lawsuit, our subsidiary First American Title Insurance Company was named and served as a defendant in two private class actions in California courts. The allegations in those actions include some, but not all, of the allegations contained in the lawsuit discussed above. The private class actions independently seek injunctive relief, attorneys' fees, damages and penalties in unspecified amounts. The private class actions have been stayed by court orders pending settlement negotiations relating to the class action filed by the California controller and insurance commissioner.

         An adverse decision in these lawsuits may have a material adverse effect on our financial condition or results of operations.


                                 USE OF PROCEEDS

     We will use the net proceeds from the sale of the senior notes to finance acquisitions of businesses that we believe compliment our three primary business segments and for general corporate purposes. At this time, we have not identified a particular business or assets to acquire with the proceeds of this offering. Until we identify and acquire new businesses and assets, the proceeds of this offering will be added to our general funds.


                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges is set forth below for each of the periods indicated:

                                                               Year Ended                            Six Months
                                                               December 31                          Ended June 30
                                     ----------- ------------ ----------- ---------- ---------    -----------------
                                        1995        1996         1997       1998       1999             2000
                                     ----------- ------------ ----------- ---------- ---------    -----------------

Earnings to Fixed Charges........       1.81        5.80         5.25       9.95       4.59             2.92

     For purposes of computing the ratio of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges and fixed charges represent interest expense.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company and its subsidiaries on a consolidated basis, and as adjusted to give effect the offering of the senior notes, as of June 30, 2000. All dollar amounts are shown in thousands.

                                                                                                 As of
                                                                                            June 30, 2000


                                                                                        Actual        As Adjusted
                                                                                    ----------        -----------

Notes and contracts payable..................................................       $  215,310        $  215,310
                                                                                    ----------        ----------
Senior notes.................................................................       $      --         $  200,000
                                                                                    ----------        ----------
7.55% senior debentures, due 2028............................................       $   99,495        $   99,495

Minority InterestS...........................................................       $   78,148        $   78,148
                                                                                    ----------        ----------
Guaranteed preferred beneficial
  interests in our junior
  subordinated deferrable
  interest debentures........................................................       $  100,000        $  100,000
                                                                                    ----------        ----------
Stockholders' equity
  Common stock.............................................................            230,295           230,295
  Retained earnings........................................................            580,370           580,370
  Accumulated other comprehensive income...................................              4,141             4,141
  Total shareholders' equity...............................................         ----------        ----------
                                                                                       814,806           814,806
                                                                                    ----------        ----------
Total Capitalization                                                                $1,208,264        $1,408,264
                                                                                    ==========        ==========

                         DESCRIPTION OF THE SENIOR NOTES

The senior notes will be issued in separate series

     We will issue the senior notes from time to time in one or more series in fully registered form under an indenture between our company and a trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture does not contain all of the terms which are important to your investment decision. Each series of senior notes will be issued pursuant to a supplement to the indenture as well as a supplement to this prospectus, each of which will contain a description of the particular terms of the senior notes offered for sale. Among other things, the following terms will be described in the indenture, the supplemental indentures and prospectus supplements:

o designation and total principal amount, including limits on the principal amount, if any;

o    person to whom any interest on the senior notes will be paid;

o    percentage of principal amount at which the senior notes will be issued;

o    maturity date;

o    interest rates per annum and original issue discount, if any;

o payment dates for interest and principal and the provisions for the accrual of interest;

o changes or additions to events of default under the indenture or changes or additions to our covenants under the indenture;

o    provisions for any sinking, purchase or other comparable fund;

o    terms of optional and mandatory redemption;

o terms of any right to convert or exchange a series of senior notes into any other securities or property of our company;

o degree, if any, to which a series of senior notes shall be senior or junior to other series of senior notes;

o designation of the place where you may be paid, or may transfer or redeem senior notes; and

o    any other specific terms applicable to the senior notes.

     You  should  read  the  indenture,   each  indenture  supplement  and  each
prospectus supplement in order to understand the terms of the senior notes.

How your senior notes rank in comparison to our other debt

     On page 2 under the heading "Prospectus Summary-The Offering," we include a ranking of the senior notes in relation to our other current and future debt. We would like to emphasize that the senior notes are not secured by any assets of our company or our subsidiaries and there are no liens that secure the senior notes. This means, for example, that if we go bankrupt, secured creditors would be paid first with cash proceeds from a liquidation or sale of the secured assets. If there are any cash proceeds remaining after paying our secured creditors, your senior notes would be paid on the same level as our other debt which has terms equal to the senior notes. Creditors of our subsidiaries rank senior to the senior notes in the event of bankruptcy. You should look only to the assets of our company for payments on the senior notes. As of June 30, 2000, our subsidiaries had liabilities and obligations of approximately $988.2 million to creditors other than us.

You may be required to hold senior notes in book-entry form

     The senior notes may be issued in book-entry form or in registered form. If book-entry form is used, one or more global senior notes would be issued to The Depository Trust Company, known as DTC, or its nominee. DTC would keep a
computerized   record  of  its  participants   who  own  senior  notes.   Direct
participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. These participants would then keep a record of their own clients who purchase beneficial interests in the senior notes. If you purchase senior notes through a broker in book-entry form, you will hold a beneficial interest in your senior notes.

     If senior notes are held in book-entry form, we will not issue certificates to participants or beneficial owners. Beneficial interests in global senior notes will be shown on, and transfers of global senior notes will be made through, records maintained by DTC and its participants. Keeping track of ownership in this manner eliminates the need to exchange certificates when ownership is transferred.

     How you will receive payments on the senior notes under the book-entry system

     We will wire principal and interest payments to DTC or its nominee when due. DTC or its nominee will then pay principal and interest to participants, who in turn will pay beneficial owners. We and the trustee will treat DTC or its nominee as the record owner of the global senior notes for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay any amounts due on the senior notes to participants and owners of beneficial interests in global senior notes.

     We have been informed by DTC that it is DTC's practice, upon receipt of any payment of principal or interest, to credit the direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global senior notes as shown on DTC's records as of the record date for such payments. In addition, we understand it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in global senior notes, and voting by participants, will be subject to the customary practices between the participants and owners of beneficial interests in global senior notes, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Exchange of global senior notes for senior notes registered in the name of beneficial owners

     A global senior note may only be transferred in whole by DTC to a nominee of DTC. A global senior note is exchangeable for senior notes registered in the name of beneficial owners only if:

o DTC notifies us that it is unwilling or unable to continue as a depository for global senior notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

o we deliver to the trustee a notice that the global senior notes will be so transferable, registrable, and exchangeable, and that transfers will be registrable; or

o an event of default or an event which, with the giving of notice or lapse of time or both, would constitute an event of default, occurs with respect to the senior notes represented by a global senior note.

     Any global senior note that is exchangeable for senior notes registered in the name of beneficial owners will be transferred to, and registered and exchanged for, senior notes in authorized denominations and registered in such names as the depository holding such global senior note may direct. In the event a global senior note becomes exchangeable for senior notes issued in the names of beneficial owners:

o senior notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

o payment of principal, any repurchase price, and interest on the senior notes will be payable, and the transfer of the senior notes will be registrable, at the office or agency designated by us;

o no service charge will be made for any registration of transfer or exchange of the senior notes, although we may require payment of a sum sufficient to cover any tax or governmental charge.

Key covenants

     We have limitations on future liens against the capital stock of certain subsidiaries

     In general, the indenture does not limit the amount of other securities which we or our subsidiaries may issue. However, neither our company nor any of our subsidiaries may incur any liens on the capital stock of any subsidiary that is a licensed insurance company having capital and surplus in excess of $2.5 million, known as a restricted subsidiary. We are allowed to have liens on the capital stock of restricted subsidiaries securing debt that is expressly junior to the senior notes if the senior notes are secured by a senior lien on the same capital stock, and debt that ranks equally with the senior notes. The following liens are also allowed under the indenture:

o liens on capital stock of a restricted subsidiary which are incurred for the purpose of financing the acquisition of that restricted subsidiary, or subsequent liens incurred in a refinancing of debt used to acquire that restricted subsidiary if the new liens do not secure an amount greater than the original debt;

o    liens  on  the  capital  stock  of  any  restricted   subsidiary   securing
     indebtedness which at the time of incurrence does not exceed 20% of our total capitalization; and

o liens securing indebtedness from our company to any wholly-owned restricted subsidiary or from any wholly-owned restricted subsidiary to our company or its subsidiaries.

     As of December 31, 1999, we had no indebtedness secured by liens on the capital stock of the restricted subsidiaries.

     Limitation on consolidation, merger and sale or lease of assets

     The indenture will not prevent us from consolidating or merging with another company or selling or leasing all or substantially all of our assets. However, the surviving corporation in a consolidation or merger must be a United States company which expressly assumes our obligations to pay principal and interest on the senior notes and to perform the covenants in the indenture. Similarly, if we were to sell or lease most of our assets to another party, that party must be a United States company which expressly assumes our obligations to pay principal of and interest on the senior notes and to perform the covenants in the indenture, and in the case of a lease, the lease must remain in effect so long as any senior notes are outstanding. In addition, no event of default may exist at the time of the consolidation, merger, sale or lease.

Indenture Events of Default

     Each of the following is an event of default under the indenture:

o    failure for 30 days to pay any interest on the senior notes when due;

o failure to pay any principal on the senior notes when due whether at maturity, upon redemption by declaration or otherwise;

o failure to observe or perform in any material respect any other covenant contained in the indenture for 90 days after written notice to our company from the trustee or the holders of at least 25% of aggregate principal amount of outstanding senior notes;

o we initiate or have initiated against us bankruptcy, insolvency or reorganization proceedings;

o any default or event of default under any indebtedness of our company or any of our subsidiaries, other than non-recourse indebtedness secured by assets the terms of which limit the remedies of the holders of the indebtedness primarily to the assets so secured, which default or event of default results in at least $25 million aggregate principal amount of such indebtedness being declared due and payable prior to maturity and such acceleration is not rescinded within 10 days; or

o failure by our company or any of our subsidiaries to pay at maturity any indebtedness, other than non-recourse indebtedness, in excess of $25 million aggregate principal amount, and such failure is not cured within 10 days.

     The indenture provides that the trustee may withhold notice to you of any default, other than a default in the payment of principal of, premium, if any, or interest on senior notes, if the trustee determines in good faith that withholding such notice is in your interests.

Procedures if an event of default occurs

     If an event of default with respect to a series of senior notes other than bankruptcy, insolvency or reorganization of our company occurs and is continuing, the trustee or holders of not less than 25% of aggregate outstanding principal amount of senior notes of that series may declare the principal and interest immediately due and payable. If an event of default with respect to a series of senior notes involving bankruptcy, insolvency or reorganization of our company occurs and is continuing, the principal of and interest on that series of senior notes will immediately and automatically be due and payable without any declaration by the trustee or you.

     The holders of a majority of the aggregate outstanding principal amount of a series of senior notes may waive a declaration of acceleration after the occurrence of an event of default with respect to that series if:

o no judgment or judicial order for payment of amounts due has been obtained by the trustee;

o all existing events of default with respect to that series have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

o a sum sufficient to pay all overdue principal of and interest on that series has been deposited with the trustee; and

o the trustee has been paid reasonable compensation and reimbursed for its disbursements and advances.

     The holders of not less than a majority in aggregate principal amount of a series of senior notes may, on behalf of all holders of that series of senior notes, waive any past default, except:

o a default in the payment of principal of or interest on the series of senior notes, unless the default has already been waived as provided in the preceding paragraph or cured; and

o a default in the performance of a covenant or provision which under the indenture cannot be modified or amended without the consent of all holders of that series of senior notes.

Procedures for supplementing the indenture

     The indenture allows us and the trustee to supplement the indenture without your consent to:

o replace our company with a successor company which expressly assumes our obligations to pay principal of and interest on the senior notes and to perform the covenants in the indenture;

o    transfer or pledge any of our property to or with the trustee;

o    allow us to transfer any right or power under the indenture to the trustee;

o establish the form or terms of any senior notes under the terms of the indenture;

o    add covenants or events of default for your benefit;

o    provide for the appointment of a successor trustee;

o cure ambiguities, defects or inconsistencies, provided that any such action does not materially and adversely affect your interests, and

o qualify, or maintain the qualification of, the indenture under the Trust Indenture Act of 1939, as amended, known as the Trust Indenture Act.

     The indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate outstanding principal amount of each series of senior notes affected, to modify the indenture in a manner affecting your rights; provided that no modification may, without the consent of all holders of senior notes affected:

o    change the stated maturity of the series of senior notes;

o    change the installment of interest due;

o    reduce the principal amount of the series of senior notes;

o    reduce the rate or extend the time of payment of interest;

o    change the place of payment of amounts due on the senior notes;

o    impair your right to bring suit for payment on senior notes;

o modify any section of the indenture dealing with the waiver of past defaults, the vote required to supplement the indenture and the waiver of certain covenants; and

o reduce the percentage of principal amount of senior notes required to consent to any modification or waiver of the indenture.

We   may   satisfy  our obligations  under the indenture by depositing an amount sufficient to make payments on the senior notes prior to maturity

     We may, at any time, discharge substantially all of our obligations under the senior notes if we deposit in trust with the trustee money or U.S. government obligations which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and interest and premium, if any, on the senior notes. In order for us to so discharge our obligations, we are required to deliver to the trustee an opinion of legal counsel to the effect that the deposit and related defeasance would not cause you to recognize income, gain or loss for United States federal income tax purposes, together with a private letter ruling to that effect received by us from the United States Internal Revenue Service or revenue ruling pertaining to a comparable form of transaction to such effect by the United States Internal Revenue Service.

We will act as the initial paying agent

     Initially, we will act as paying agent with respect to the senior notes. We may at any time may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent at the place of payment.

     We may request that any moneys deposited with the trustee or any paying agent, or then held by us in trust, for payment of principal of or interest on any senior notes which remains unclaimed for two years after becoming due and payable be repaid to us. If this happens to money to be paid to you, you will be treated as a general unsecured creditor of ours, and you may only look to us for payment.

Governing law

     The indenture and the senior notes will be governed by the laws of the State of New York.

Information concerning the trustee

     The trustee shall have and be subject to all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at your request, unless offered reasonable indemnity by you against the costs, expenses and liabilities which might be incurred by the trustee. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus and each prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf registration process, we may sell the senior notes in one or more offerings up to a total aggregate amount of $200,000,000. This prospectus provides only a general description of the senior notes. Each time we offer and sell a series of senior notes, we will provide a prospectus supplement containing specific information about that series and the related offering. It is important for you to analyze the information in this prospectus, every prospectus supplement pertaining to the series you are considering investing in, and additional information described under the sub-heading "Documents Incorporated By Reference" below before you make your investment decision.

     We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at:

o public reference rooms maintained by the SEC in Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549); New York, New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago, Illinois (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of materials can be obtained from the SEC's public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

o    the SEC website located at www.sec.gov.

o the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005.

     This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. Neither this prospectus nor any prospectus supplement contains all of the information included in the registration statement. The registration statement includes additional information, exhibits and schedules that you may find important. You should read the additional information, exhibits and schedules for a more complete understanding of the document or matter involved. The registration statement may be obtained in any manner listed above.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain information in documents we file with them, which means that we can include important information in this prospectus or any supplement by referring the reader to those documents. We incorporate by reference all of the following documents:

o    Our annual report on form 10-K for the fiscal year ended December 31, 1999;

o Our quarterly reports on form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

o Our amended quarterly report on form 10-Q/A for the quarter ended March 31, 2000; and

o Our current reports on form 8-K filed with the SEC on January 18, 2000; February 18, 2000; June 13, 2000; August 3, 2000, on which two current reports were filed; and August 4, 2000.

     We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, known as the Exchange Act, after the date of this prospectus but prior to the termination of any offering of senior notes made by this prospectus. Information in this prospectus, any prospectus supplement and incorporated by reference is only current as of the date it is made. Information in documents that we subsequently file with the SEC will automatically update and supersede any previously disclosed information.

     We are not required to furnish annual and quarterly reports to you if you purchase senior notes. However, we will give you a free copy of these reports and any information that has been incorporated by reference in this prospectus or any supplement upon request. Please direct your request to:

                       Mr. Mark R Arnesen, Esq., Secretary
                              1 First American Way
                        Santa Ana, California 92707-5913
                                 (714) 800-3000

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus, each prospectus supplement and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of the Securities Act and the Exchange Act. These forward-looking statements are based on our management's estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. These risks, uncertainties and factors include:

o    interest rate fluctuations;

o    changes in the performance of the real estate markets;

o    consolidation among our significant customers;

o    consolidation among our significant competitors;

o the impact of the legal proceedings commenced by the California attorney general and related litigation;

o    our continued ability to identify businesses to be acquired; and

o    changes in our ability to integrate businesses which we acquire.

     We qualify all of our forward-looking statements by these cautionary statements.


                              PLAN OF DISTRIBUTION

     We may use the following methods to sell the senior notes:

o    through negotiation with one or more underwriters;

o    through one or more agents or dealers designated from time to time;

o    directly to purchasers; or

o    through any combination of the above.

     The distribution of the senior notes may be made from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A prospectus supplement will describe the method of distribution of the senior notes of any series. If we use any underwriters in the sale of senior notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be listed in the prospectus supplement for that sale. If an underwriting agreement is signed, the senior notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the senior notes offered in the prospectus supplement if any are to be purchased.

     If any of the senior notes are sold through agents designated by us from time to time, the prospectus supplement relating to such sale will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the senior notes. Unless otherwise indicated in the prospectus supplement relating to such sale, any such agent will be acting on a best efforts basis for the period of its appointment.

     Certain persons participating in an offering of the senior notes may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the senior notes in the open market.

     The senior notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom senior notes are sold by us for public offering and sale may make a market in such senior notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice.

     In connection with the sale of the senior notes, purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the senior notes may be, deemed to be underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.


                                  LEGAL MATTERS

     We have been represented by White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071.


                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in the report of said firm, which report is also incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

                            *           *           *

=====================================      =====================================



o    We have not  authorized  anyone
     to  give  you  any  information
     that     differs    from    the
     information in this prospectus.
     If you  receive  any  different
     information,   you  should  not
     rely on it.

o    The delivery of this prospectus             The
     shall     not,     under    any             First American
     circumstances,     create    an             Corporation
     implication   that  The   First
     American     Corporation     is
     operating    under   the   same             $200,000,000
     conditions    that    it    was
     operating  under on the date of
     this prospectus.  Do not assume             Senior Notes
     that the information  contained
     in this  prospectus  is correct
     at  any  time   past  the  date
     indicated.

o    This    prospectus   does   not
     constitute an offer to sell, or
     the solicitation of an offer to             [Logo of The
     buy, any securities  other than              First American
     the   securities  to  which  it              Corporation]
     relates.

o    This    prospectus   does   not
     constitute an offer to sell, or             _____________
     the solicitation of an offer to
     buy, the securities to which it               Prospectus
     relates in any circumstances in             _____________
     which     such     offer     or
     solicitation is unlawful.


=====================================      =====================================



                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

Securities and Exchange Commission registration fee.................$52,800
Trustee's fees*.....................................................$15,000
Printing expenses*..................................................$12,000
Legal fees and expenses*............................................$50,000
Accounting fees and expenses*.......................................$25,000
Miscellaneous*.......................................................$5,000
Total*.............................................................$159,800
_________
* Estimated

Item 15.  Indemnification of Directors and Officers.

     Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

     The Restated Articles of Incorporation of the Registrant provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

     The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through

                                      II-1


(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

     Each of the Registrant's 1996 Stock Option Plan, 1997 Directors' Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Registrant's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

     The Registrant's Deferred Compensation Plan (for purposes of this paragraph, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

     Each of the Registrant's Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the Board of Directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys' fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

Exhibit
Number                              Description

1       Form of Underwriting Agreement.

4.1*    Form of Indenture and form of Senior Note.

5*      Opinion of White & Case LLP regarding validity of the Senior Notes.

12*     Statement regarding computation of Ratio of Earnings to Fixed Charges.

                                      II-2


23.1*   Consent of PricewaterhouseCoopers LLP.

23.2*   Consent of White & Case LLP (contained in Exhibit 5).

24*     Power  of  Attorney  (contained  on  signature  page  to   registration
        statement).

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company to act as trustee under the senior notes.


_________________
        *  Previously filed.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

                                      II-3


Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For purposes of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      * * *

                                      II-4


                                   Signatures

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on October 4, 2000.

                                           THE FIRST AMERICAN CORPORATION


                                            By:  /s/Parker S. Kennedy
                                               ------------------------------
                                                    Parker S. Kennedy
                                                        President
                                               (Principal Executive Officer)


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



   Date:  October 4, 2000      By:    /s/ D.P. Kennedy
                                     -----------------------------------------
                                      D. P. Kennedy, Chairman and Director




   Date:  October 4, 2000      By:    /s/ Parker S. Kennedy
                                     -----------------------------------------
                                      Parker S. Kennedy, President and Director




    Date:  October 4, 2000     By:    /s/ Thomas A. Klemens
                                     -----------------------------------------
                                      Thomas A. Klemens, Executive Vice
                                      President, Chief Financial Officer
                                    (Principal Financial and Accounting Officer)





     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Date: October 4, 2000         By:    /s/ George L. Argyros       *
                                         --------------------------------
                                          George L. Argyros, Director


     Date: October 4, 2000         By:    /s/ Gary J. Beban            *
                                         --------------------------------
                                          Gary J. Beban, Director

     Date: October 4, 2000        By:     /s/ J. David Chatham         *
                                         --------------------------------
                                          J. David Chatham, Director

     Date: October 4, 2000        By:     /s/ James L. Doti            *
                                         --------------------------------
                                          James L. Doti, Director


     Date: October 4, 2000        By:     /s/ Lewis W. Douglas, Jr.    *
                                         ---------------------------------
                                          Lewis W. Douglas, Jr., Director


     Date: October 4, 2000        By:     /s/ Paul B. Fay, Jr.         *
                                         ---------------------------------
                                          Paul B. Fay, Jr., Director


     Date: October 4, 2000        By:     /s/ D. Van Skilling          *
                                         ---------------------------------
                                          D. Van Skilling, Director


     Date: October 4, 2000        By:     /s/ Virginia Ueberroth       *
                                         ---------------------------------
                                          Virginia Ueberroth, Director


*By:     /s/ Parker S. Kennedy
    --------------------------------
         Parker S. Kennedy
         Attorney-in-Fact






                                  Exhibit Index

Exhibit
Number                              Description

1                         Form of Underwriting Agreement.

4.1*                      Form of Indenture and form of Senior Note.

5*                        Opinion of White & Case LLP regarding validity of the Senior Notes.

12*                       Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1*                     Consent of PricewaterhouseCoopers LLP.

23.2*                     Consent of White & Case LLP (contained in Exhibit 5).

24*                       Power of Attorney (contained on signature page to registration statement).

25                        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                          Wilmington Trust Company  to act as trustee under the senior notes.

_______________

        *  Previously filed.